Exhibit 99.1

Argan, Inc.  Reports First Quarter Results

June 11, 2018 — ROCKVILLE, MD — Argan, Inc. (NYSE: AGX) (“Argan” or the “Company”) today announced financial results for its first quarter ended April 30, 2018. For additional information, please read the Company’s Quarterly Report on Form 10-Q, which the Company intends to file today with the U.S. Securities and Exchange Commission (the “SEC”). The Quarterly Report can be retrieved from the SEC’s website at www.sec.gov or from the Company’s website at www.arganinc.com.

Summary Information: (dollars in thousands, except per share data (unaudited)):

	April 30,
For the Quarter Ended:	2018	2017	Change	% Change
Revenues	$141,366	$230,489	$(89,123)	(39)%
Gross profit	15,452	40,096	(24,644)	(61)
Gross margins	10.9%	17.4%	(6.5)%	(37)
Net income attributable to the stockholders of the Company	$4,837	$20,625	$(15,788)	(77)
Diluted per share	0.31	1.31	(1.00)	(76)
EBITDA attributable to the stockholders of the Company	8,147	32,456	(24,309)	(75)
Diluted per share	0.52	2.06	(1.54)	(75)

As of:	April 30, 2018	January 31, 2018	Change	% Change
Cash, cash equivalents and short-term investments	$365,581	$434,015	$(68,434)	(16)%
Net liquidity (1)	300,319	301,817	(1,498)	—
Project Backlog	524,000	379,000	145,000	38

(1)         We define net liquidity, or working capital, as our total current assets less our total current liabilities.

First Quarter Results:

As successful construction progress by Gemma Power Systems (“GPS”) continued on four large gas-fired power plants, revenues saw a decline during the quarter to $141.4 million compared to $230.5 million in the prior year quarter, primarily due to the construction activities moving from peak levels to the commissioning and start up phases. Gross profits decreased by 61% to $15.5 million from $40.1 million for the prior year, reflecting primarily the reduction in consolidated revenues between periods. Our gross margin percentage decreased to 10.9% from 17.4% for the prior year quarter, reflecting the effects of increased labor and subcontractor cost estimates for certain projects over the past three quarters, one-time costs recorded related to the resolution of a dispute with a former subcontractor and the changes in the mix, progress and gross margin levels of multiple power plant projects.

Selling, general and administrative expenses were consistent between the two quarters. The recent Tax Cuts and Jobs Act had a favorable impact on our tax rate, resulting in an estimated annual effective income tax rate of 26.4% for the current quarter, compared to an income tax rate of 34.8% for the first quarter last year.

These factors resulted in net income attributable to our stockholders decreasing 77% to $4.8 million, or $0.31 per diluted share, from $20.6 million, or $1.31 per diluted share, for the prior year quarter. EBITDA attributable to our stockholders for three months ended April 30, 2018, decreased 75% to $8.1 million, or $0.52 per diluted share, from $32.5 million, or $2.06 per diluted share, for the prior year quarter. We paid our first regular quarterly cash dividend of $0.25 per share in April.

Our balance sheet continues to be strong. As of April 30, 2018, our cash, cash equivalents and short-term investments totaled $366 million and net liquidity was $300 million; plus, we had no bank debt. Our project backlog was $524 million as of April 30, 2018, up from $379 million at the end of the prior year, mostly due to an EPC contract entered into by GPS during the quarter. We remain encouraged about our project pipeline as GPS has been selected to perform the EPC work for several new power generation facilities with a collective potential project value over $1.5 billion and projected start dates ranging from later in 2018 through 2019.

Commenting on Argan’s results, Rainer Bosselmann, Chairman and Chief Executive Officer, stated, “We are pleased to report that we have achieved substantial completion on two key power plant projects.  Despite the challenges of constructing multiple simultaneous projects with very complex technologies, we delivered state of the art power facilities to our customers that exceeded all performance guarantees.  We are proud of the diligent performance of our employees in completing these projects. However, we were disappointed with the approximately $5.2 million arbitration award in favor of a former subcontractor that negatively impacted our financials.  As we finish up our other large GPS projects in the coming quarters, we are focused on rebuilding our backlog and are cautiously optimistic that we will add several more projects this year. Nonetheless, as we previously reported to you, this transition will result in a decrease to our revenues in the coming quarters until work on new projects is secured and ramps up in accordance with the normal construction cycle of large EPC projects.”

About Argan, Inc.

Argan’s primary business is providing a full range of services to the power industry including the engineering, procurement and construction of natural gas-fired power plants, along with related commissioning, operations management, maintenance, project development and consulting services, through its Gemma Power Systems and Atlantic Projects Company operations. Argan also owns SMC Infrastructure Solutions, which provides telecommunications infrastructure services, and The Roberts Company, which is a fully integrated fabrication, construction and industrial plant services company.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties including but not limited to: (1) the continued strong operational performance of our power industry services business; (2) the Company’s successful addition of new contracts to backlog and the Company’s receipt of notices to proceed with the corresponding contract activities; and (3) the Company’s ability to execute on its business strategy while effectively managing costs and expenses. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors described from time to time in Argan’s filings with the SEC. In addition, reference is hereby made to the cautionary statements made by us with respect to risk factors set forth in the Company’s most recent reports on Form 10-K and 10-Q, and other SEC filings.

Company Contact:	Investor Relations Contact:

Rainer Bosselmann	David Watson

301.315.0027	301.315.0027

ARGAN, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended April 30,
	2018	2017

REVENUES	$141,366	$230,489
Cost of revenues	125,914	190,393
GROSS PROFIT	15,452	40,096
Selling, general and administrative expenses	9,637	9,489
INCOME FROM OPERATIONS	5,815	30,607
Other income, net	764	1,218
INCOME BEFORE INCOME TAXES	6,579	31,825
Income tax expense	1,737	11,076
NET INCOME	4,842	20,749
Net income attributable to non-controlling interests	5	124
NET INCOME ATTRIBUTABLE TO THE STOCKHOLDERS OF ARGAN, INC.	4,837	20,625

Foreign currency translation adjustments	(579)	104
COMPREHENSIVE INCOME ATTRIBUTABLE TO THE STOCKHOLDERS OF ARGAN, INC.	$4,258	$20,729

EARNINGS PER SHARE ATTRIBUTABLE TO THE STOCKHOLDERS OF ARGAN, INC.
Basic	$0.31	$1.33
Diluted	$0.31	$1.31

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING
Basic	15,568	15,467
Diluted	15,656	15,771

CASH DIVIDENDS PER SHARE	$0.25	$—

ARGAN, INC. AND SUBSIDIARIES

Reconciliations to EBITDA

(Unaudited)(In thousands)

	Three Months Ended April 30,
	2018	2017
Net income	$4,842	$20,749
Less EBITDA attributable to noncontrolling interests	(5)	(124)
Interest expense	549	—
Income tax expense	1,737	11,076
Depreciation	771	572
Amortization of purchased intangible assets	253	183
EBITDA attributable to the stockholders of Argan, Inc.	$8,147	$32,456

Management uses EBITDA, a non-GAAP financial measure, for planning purposes, including the preparation of operating budgets and the determination of appropriate levels of operating and capital investments. Management believes that EBITDA provides additional insight for analysts and investors in evaluating the Company’s financial and operational performance and in assisting investors in comparing the Company’s financial performance to those of other companies in the Company’s industry. However, EBITDA is not intended to be an alternative to financial measures prepared in accordance with GAAP and should not be considered in isolation from the Company’s GAAP results of operations. Consistent with the requirements of SEC Regulation G, reconciliations of the Company’s non-GAAP financial results from net income are included in the presentations above and investors are advised to carefully review and consider this information as well as the GAAP financial results that are presented in the Company’s SEC filings.

ARGAN, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data)

	April 30, 2018	January 31, 2018
	(Unaudited)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$151,523	$122,107
Short-term investments	214,058	311,908
Accounts receivable, net	35,623	24,756
Contract assets	50,579	13,847
Prepaid expenses and other current assets	13,849	12,410
TOTAL CURRENT ASSETS	465,632	485,028
Property, plant and equipment, net	18,175	15,299
Goodwill	34,329	34,329
Other intangible assets, net	6,896	7,149
Deferred taxes	435	439
Other assets	411	426
TOTAL ASSETS	$525,878	$542,670

LIABILITIES AND EQUITY

CURRENT LIABILITIES
Accounts payable	$97,453	$100,238
Accrued expenses	37,397	35,360
Contract liabilities	30,463	47,613
TOTAL CURRENT LIABILITIES	165,313	183,211
Deferred taxes	1,460	1,293
TOTAL LIABILITIES	166,773	184,504

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Preferred stock, par value $0.10 per share — 500,000 shares authorized; no shares issued and outstanding	—	—
Common stock, par value $0.15 per share — 30,000,000 shares authorized; 15,570,952 shares issued at April 30 and January 31, 2018, respectively; 15,567,719 shares outstanding at April 30 and January 31, 2018, respectively	2,336	2,336
Additional paid-in capital	143,783	143,215
Retained earnings	212,095	211,150
Accumulated other comprehensive income	843	1,422
TOTAL STOCKHOLDERS’ EQUITY	359,057	358,123
Non-controlling interests	48	43
TOTAL EQUITY	359,105	358,166
TOTAL LIABILITIES AND EQUITY	$525,878	$542,670